Exhibit 10.29

[XXXX] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED AND RESTATED

MASTER AGREEMENT FOR PHARMACY,

PHARMACY CONSULTING AND

RELATED PRODUCTS AND SERVICES

THIS AMENDED AND RESTATED MASTER AGREEMENT (the “Master Agreement”) is entered into as of July 1, 2006, between Genesis HealthCare Corporation, a Pennsylvania corporation (together with its Affiliates, “GHC”) and Omnicare, Inc., a Delaware corporation d/b/a Omnicare and NeighborCare (together with its Affiliates, “Omnicare”).

BACKGROUND

1. GHC owns and leases long term care facilities (each, a “Facility” and collectively, the “Facilities”). For purposes of this Master Agreement, “Affiliate” shall mean all entities that control, are controlled by, or are under common control with, such party, provided that “Affiliate” shall not include any entity in which GHC must obtain the consent of one or more minority shareholders, members, partners or the like, pursuant to the entity’s organizational or governing documents, to bind any facility owned or leased by such entity to this Master Agreement.

3. GHC and NeighborCare Pharmacy Services, Inc. (“NPS”) entered into that certain Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services dated as of December 1, 2003 (the “Initial Agreement”). The Initial Agreement was amended by that certain Amendment No. 1 to Master Pharmacy, Pharmacy Consulting and Related Products and Services entered into between GHC and NPS effective as of May 7, 2004; and further amended by that certain Amendment No. 2 to Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services entered into between GHC and NPS effective as of June 9, 2005 (collectively, the “Amendments”; and together with the Initial Agreement, the “Original Agreement”).

3. On July 28, 2005, Omnicare acquired NPS via a merger transaction following which NPS became a wholly-owned subsidiary of Omnicare.

4. Omnicare and GHC both desire to enter into this Master Agreement to amend certain provisions of the Original Agreement and to restate the Original Agreement, as amended, in its entirety to, among other things: (a) extend the initial term of the Master Agreement for an additional five years to November 15, 2018; (b) provide for annual price reviews and adjustments; (c) increase price discounts available to GHC for prompt payment of invoices; and (d) modify pricing to GHC for Generic, over the counter and other medications and products.

5. GHC is in need of licensed professionals and other personnel to provide certain products and services to the Facilities and to residents of the Facilities and Omnicare has the expertise and experience to provide such products and services to residents of long term care facilities. GHC desires to purchase said services from Omnicare and Omnicare desires to furnish said products and services to GHC on the terms set forth herein.

TERMS

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Duties and Responsibilities of Omnicare and GHC.

1.1 Omnicare agrees to provide to each of the Facilities all of the needed prescription and non-prescription medications, whether oral, IV, topical or other; pharmacy consulting services; Medicare Part B supplies and services; Medicare Part B claim filing services; certain Enteral Products and DME (as defined below); distribution services relating to Enteral Products and DME; and related services (collectively, the “Services”) as required by applicable law and as reasonably requested by each Facility.

1.2 Omnicare shall provide the Services pursuant to a separate agreement (each, a “Service Agreement”) for each Facility, which shall be substantially identical to the form of Service Agreement attached hereto as Exhibit “A”, as adjusted for the particular Services to be provided to such Facility, the appropriate parties, and such other matters as the parties may, in their sole discretion, agree. Pursuant to the terms of the Original Agreement, GHC and Omnicare have entered into Service Agreements for each Facility. GHC and Omnicare shall use their commercially reasonable efforts to cause their appropriate subsidiaries to execute amendments to the existing Service Agreements for all Facilities on Exhibit “A” effective as of the date hereof to incorporate the amendments made to the Original Agreement in this Master Agreement. In any event, if there is a conflict between this Master Agreement and a Service Agreement, the Master Agreement shall control.

1.3 Omnicare agrees to provide the Services in accordance with professional standards, policies and procedures of GHC and each Facility, as amended from time to time, (with which Omnicare has been provided, in writing), and all laws, rules and regulations that apply or relate to the performance of the Services.

1.4 GHC agrees to use its best efforts to support the provision of Services by Omnicare at all times and at all Facilities receiving such Services.

1.5 GHC agrees to use its best efforts to cause any health care facility managed by or otherwise affiliated with GHC, including but not limited to a joint venture of which GHC is a part, but which does not meet the definition of Affiliate (a “Third Party Operator”), to utilize Omnicare as its exclusive provider of Services, upon terms to be negotiated among Omnicare, GHC and such Third Party Operator.

1.6 Omnicare shall provide Medicare Part B supplies and services and Medicare Part B claim filing services, upon terms described in the Service Agreement.

1.7 GHC and Omnicare agree to negotiate in good faith to enter into arrangements whereby: (a) GHC shall contract directly with certain manufacturers of enteral products (“Enteral Products”), durable medical equipment (specifically excluding oxygen concentrators and specialty beds, “DME”) and other non-pharmaceutical products historically purchased by GHC (or its predecessor) from Omnicare (“Other Products”) to receive “end user pricing”; and (b) Omnicare shall distribute the Enteral Products and DME to GHC Facilities for a fee priced at the fair market value of such distribution services. Until such time as those arrangements are completed, GHC shall purchase all of the needed Enteral Products, DME and Other Products from Omnicare upon the terms described in the Service Agreement.

1.8 Omnicare shall provide the following additional services:

1.8.1 Utilization Management. Omnicare agrees to participate with GHC in a joint committee to review drug utilization at the Facilities; to establish a formulary; to provide such reports as GHC may reasonably request relating to utilization; and to review the role of the consultant pharmacist. GHC agrees to use its best efforts to comply with the agreed upon formulary.

1.8.2 Dedicated Omnicare Relationship Representative. Omnicare shall designate one of its full-time employees, who is reasonably acceptable to GHC, to implement the terms of this Master Agreement and the Service Agreements, as well as address any concerns and resolve any issues which may be raised by GHC from time to time which relate in any manner to this Master Agreement or the Service Agreements.

1.8.3 Credit Issuance Reports. Omnicare shall provide to GHC, as reasonably requested by GHC, a report comparing products which GHC has returned to Omnicare; to credits issued by Omnicare for such returned products, and an explanation of the reasons why returned products did not entitle GHC to a credit.

2. Fees; Billing.

2.1 Pricing and manner of billing for all products and services shall be as described in the Service Agreement; provided, however, that Omnicare shall have the right to adjust prices which are not determined by formula, not more often than once per contract year (i.e., between anniversary dates of this Agreement, a “Contract Year”), to account for documented increases in its costs in providing such Services (including inflation). Notwithstanding the foregoing, as a condition to any such price increase, at least 90 days prior to the effective date of the proposed increase, Omnicare must deliver written notice to GHC describing the price increase, the proposed effective date of such increase, and providing commercially reasonable support for the cost increases to Omnicare justifying the proposed price increase. Following receipt of such notice, GHC shall have 30 days to dispute any price increases and, if disputed by GHC, the parties will work together in good faith to resolve their differences prior to the date proposed by Omnicare to increase prices. In the event the parties do not resolve their dispute prior to the date of such price increase, either party may initiate the dispute resolution provisions set forth in Section 24 of this Agreement.

2.2 Payment Terms.

2.2.1 GHC will pay for any Services obtained for its own account, or for any Services for which any Facility is responsible for payment (excluding Services provided to residents), within 30 days of receipt of an invoice from Omnicare. Omnicare reserves the right to provide Services on a C.O.D. basis if GHC fails to keep payments current in accordance with this section 2.2.1.

2.2.2 The parties acknowledge that Omnicare will invoice by Facility, but GHC will aggregate all Facilities’ invoices and pay all such invoices collectively to Omnicare to such place and by such method as reasonably directed by Omnicare. GHC and Omnicare shall agree on a single billing date to be used at all Facilities and shall implement such single billing date no later than three months following the date of this Master Agreement. Omnicare and GHC agree to work together in good faith to develop electronic billing within six months of the date of this Master Agreement.

2.2.3 Any invoice not fully paid within 30 days of receipt of an invoice from Omnicare will accrue interest at the rate of 1.5% per month, provided that, in no event will interest be charged in excess of the amount permitted by applicable law. GHC agrees to reimburse Omnicare for any and all costs incurred to collect payment from GHC or any Facility, including, without limitation, reasonable attorneys’ fees.

2.2.4 GHC shall be entitled to a 2.4% discount if it pays Omnicare in full within 30 days of receipt of an invoice from Omnicare; provided, however, that the discount shall not be available in any state where the resulting amount being paid by GHC would be lower than the amount paid by Medicaid.

2.3 If a resident’s coverage is “pending” under the applicable state Medical Assistance Program (“MAP”), GHC agrees to pay for any Services supplied to such residents upon, and Omnicare agrees to hold off all billings to GHC regarding such residents until, the earliest of: (a) denial of MAP coverage by MAP; (b) expiration of the State Retroactive Approval Period, with respect to Services provided prior to such period; and (c) 90 days.

2.4 With respect to residents receiving Services pursuant to this Agreement who are not covered under MAP or private insurers who have authorized Omnicare to be a participating provider for such Services (“Private Pay Residents”), Omnicare will bill Private Pay Residents directly.

2.5 Pricing Reductions.

2.5.1 GHC shall be eligible for a pricing reduction for pharmacy products and services as described on Schedule “A” to the Service Agreement (the “Pricing Reduction”) if and so long as the aggregate number of SNF beds served by Omnicare at the Facilities pursuant to this Agreement, taking into account all additions and deletions of beds for any reason, increases over 18,882 (the “Baseline Beds”), as follows:

Additional SNF Beds Over Baseline Beds	Pricing Reduction (Aggregate)

More than 2,499 but less than 5,000	2.6%
More than 4,999 but less than 7,000	5.1%
7,000 or more	7.2%

2.5.2 Omnicare shall provide to GHC a revised pricing table (as described on Schedule “A” of the Service Agreement) reflecting the Pricing Reduction as soon as reasonably practicable after GHC becomes entitled to the Pricing Reduction. Omnicare may adjust prices of individual items such that the adjustment for any such item is more or less than the applicable Pricing Reduction, provided that the aggregate adjustment effectuates the Pricing Reduction.

2.6 Annual Pricing Adjustment. At least 60 days prior to December 1, 2007 and each anniversary date of this Master Agreement thereafter (each a “Price Adjustment Date”), GHC and Omnicare shall negotiate in good faith to modify the pricing under this Master Agreement and all Service Agreements (the “Price Adjustment”) to reflect the median pricing provided by Omnicare to Omnicare’s 5 largest customers other than GHC (as determined by number of SNF beds); provided, that any price adjustment may reduce the pricing then in effect in accordance with the terms of this Master Agreement but shall never increase such pricing. The Price Adjustment shall take effect on the Price Adjustment Date to which it relates and remain in effect for the remainder of the Initial Term, unless further adjusted in accordance with this section. As part of such negotiations, the parties shall in good faith negotiate the appropriate charge to add, if any, for the Utilization Management services described in section 1.8.1 hereof. If the parties have not reached agreement on the Price Adjustment by the applicable Price Adjustment Date either party may submit the matter to dispute resolution pursuant to section 24 hereof. Price Adjustments shall be retroactive to the Price Adjustment Date to which they relate.

2.7 Additional Service Standards. Omnicare will install at all Facilities the most current equipment (1) that is commonly used in the long-term care industry, (2) that is provided by Omnicare to any of its other customers, and (3) that if not provided would create a competitive disadvantage for any Facility within its service area. Such installation will occur in a commercially reasonable manner based upon an implementation schedule mutually acceptable to the parties. Omnicare will use commercially reasonable efforts to implement, on or prior to December 1, 2006, centralized data tracking for GHC Facilities to track pharmacy interventions for compliance with the requirements of all applicable MAP, MMA and other third party insurance payors. No less than once every calendar quarter, representatives from Omnicare and GHC will meet to discuss updated pharmacy technologies and processing and reporting requirements of third party insurance payors to ensure compliance with this section.

3. Term and Termination.

3.1 The initial term of this Master Agreement shall commence on December 1, 2003, and shall continue in full force and effect for a period of fifteen (15) years, through November 30, 2018 (the “Initial Term”). Subsequent to the Initial Term, subject to section 3.2 hereof, this Agreement shall automatically renew for one additional five-year term, i.e., through November 30, 2023 (the “Renewal Term”; and together with the Initial Term, the “Term”).

3.2 With respect to the Renewal Term only, if GHC obtains a written, bona fide offer which GHC desires to accept from a qualified provider of Services to provide substantially similar Services at no less than 85% of the Facilities then served by Omnicare for the Renewal Term at rates which are, in the aggregate, more favorable to GHC than the rates then in effect pursuant to this Agreement (the “Competing Offer”), GHC shall promptly notify Omnicare in writing of all of the terms of the Competing Offer and offer Omnicare the right to match such offer. GHC shall provide such notice, if any, not less than one hundred eighty (180) days prior to the expiration of the Initial Term. GHC shall provide Omnicare with any information promptly and reasonably requested by Omnicare which Omnicare deems necessary to evaluate the Competing Offer. If Omnicare does not notify GHC in writing that it will match the Competing Offer within ninety (90) days from the later of receipt of such written notice from GHC or receipt from GHC of the information requested by Omnicare pursuant to the preceding sentence, GHC may terminate this Agreement as of the expiration of the Initial Term, in order to accept the Competing Offer. In such case, in the event that the Competing Offer does not remain in effect for the entire length of the Renewal Term, GHC shall provide to Omnicare, for the remainder of the Renewal Term, a right to match any future proposals to provide Services to the Facilities upon terms substantially similar to the right to match described in this section 3.2.

3.3 In the event this Master Agreement terminates for any reason whatsoever, each and every Service Agreement shall automatically terminate on the same date.

3.4 If GHC or Omnicare shall commit a material breach of a material provision of this Master Agreement, and such material breach shall continue for a period of thirty (30) days after written notice by the non-defaulting party to the other specifying the material breach in question and requesting that the material breach be cured, then this Agreement shall terminate, at the option of the non-defaulting party, on thirty (30) days further written notice to the other party, provided, however, that if the defaulting party has commenced cure within such thirty (30) day period, and diligently pursues such cure after the thirty (30) day period, then the right to give such thirty (30) day notice of termination shall be suspended for the time necessary to effect such cure not to exceed one hundred and twenty (120) days following delivery of the written notice of default by the non-defaulting party (the “Additional Cure Period”); provided, that the Additional Cure Period shall not be available with respect to monetary defaults.

3.5 The parties agree that a material breach which affects only one Facility or any individual Service Agreement shall not be considered a breach of this Master Agreement; such breach shall be governed by section 3.7 hereof.

3.6 Termination of this Master Agreement shall not affect the rights and obligations of the parties arising out of any Services performed prior to the effective date of such termination.

3.7 If GHC or Omnicare reasonably determines that there is a material breach of a material provision of this Agreement which affects only one Facility or of an individual Service Agreement, and such material breach continues for a period of thirty (30) days after written notice by the non-defaulting party specifying the material breach in question and requesting that the material breach be cured, then the individual Service Agreement with respect to such Facility only (a “Terminating Facility”) will terminate, at the option of the non-defaulting party, upon thirty (30) days further written notice to the other party; provided, however, that if the defaulting party has commenced cure within such thirty (30) day period, and diligently pursues such cure after the thirty (30) day period, then the right to give such thirty (30) day notice of termination shall be suspended for the time necessary to effect such cure not to exceed the one hundred and twenty (120) day Additional Cure Period; provided, that the Additional Cure Period shall not be available with respect to monetary defaults. If GHC terminates an individual Service Agreement pursuant to this provision, the Option to Service Other Facilities, as described herein, shall not apply to the Terminating Facility.

3.8 Dispositions by GHC.

3.8.1 Any sale, lease, assignment, delegation or transfer of all or any portion of GHC’s or any Facility’s management, operations, facilities, assets or business to any other person, corporation or entity, including any management company, will not constitute grounds for the termination or modification of this Agreement or any Service Agreement by GHC or any Facility, except as specifically provided in this section 3.8.

3.8.2 GHC may terminate this Agreement (a “Disposition Termination”) with respect to a Facility, and the corresponding Service Agreement, upon 90 days prior written notice to Omnicare, in connection with (i) a sale, divestiture or other disposition (including lease termination or expiration) of the Facility to a third party which is not then an Affiliate of GHC; or (ii) the closure of cessation of operations of the Facility, provided, however that GHC has first used its best efforts to persuade the buyer or successor operator of such Facility, if any, to assume the applicable Service Agreement, subject to the limitations in the following sentence. Anything to the contrary in this Agreement notwithstanding, the Disposition Termination right described in this section 3.8.2 shall be limited to a maximum of 5 five Facilities in the first Contract Year, an aggregate of 10 Facilities through the second Contract Year, an aggregate of 20 Facilities through the third Contract Year, and a maximum of 30 Facilities over the Initial Term. Section 3.8.1 and Section 5 of this Agreement shall apply beyond such limits.

3.8.3 The assignment of a Service Agreement by GHC may be permitted by section 14 (Assignment), and if GHC validly assigns a Service Agreement in accordance with section 14, such assignment shall not be considered a Disposition Termination.

4. Option to Service Other Facilities.

4.1 GHC agrees to promptly (in advance if possible, but no later than thirty (30) days following consummation of the change) notify Omnicare of any actual or proposed additions to the list of Facilities it operates. The initial list of Facilities is attached as Exhibit “B.”

4.2 Omnicare shall have the option, during the term of this Agreement or any renewal thereof, to provide Services to any Facility operated by GHC to which Omnicare is not then currently providing Services and to which Omnicare is capable of providing Services. Omnicare, at its discretion, may notify GHC in writing: (a) that it has or will have the capability to provide Services to a Facility; and (b) the date upon which Omnicare desires to commence providing Services to such Facility, which shall not be earlier than sixty (60) days after such notice. GHC agrees that, at the expiration of the agreement for Services then in effect at such Facility, or at such time as the Facility can terminate the existing agreement for Services with no penalty or liability, such Facility shall enter into a Service Agreement with Omnicare.

4.3 In connection with any Facility proposed to be added to the Facilities operated by GHC (i.e., through acquisition, lease or start-up), to which Omnicare does not provide Services, GHC shall use reasonable commercial efforts to avoid entering into, assuming, renewing or extending terms of an agreement for Services such that GHC would be unable to accommodate an exercise by Omnicare of its Option to Service such Facility, and specifically GHC shall not directly enter into any agreement for Services for an initial term of longer than one (1) year and following such initial term, which does not provide GHC with the right to terminate such agreement, without cause, at any time, in ninety (90) days or less.

5. Liquidated Damages. If this Agreement or any Service Agreement is terminated by Omnicare due to a material breach by GHC, or by GHC other than in accordance with its terms, prior to the expiration of its term, or if GHC fails to comply with section 4 with respect to facilities which become Facilities, then Omnicare will be entitled to recover immediately from GHC as liquidated damages, and not as a penalty, an amount equal to $12,000 per Facility (or all of them) multiplied by the remaining number of months in the initial term or renewal term, as the case may be (or fraction thereof). Both parties acknowledge and agree that the damages which Omnicare would suffer upon the termination of this Agreement or a Service Agreement would be difficult to calculate, and that the liquidated damages set forth herein represent the parties’ reasonable estimate of the actual damages that would be incurred by Omnicare in the event of any such termination. The liquidated damages payable under this subparagraph shall be in addition to amounts payable under this Agreement or any Service Agreement for goods sold, services rendered and other claims and charges attributable to the period prior to the effective date of the termination.

6. Independent Contractor. In performing the Services hereunder, the parties acknowledge and agree that Omnicare is acting as an independent contractor and not as the agent, partner or employee of GHC. This Agreement shall not create a joint venture, partnership or other joint business relationship. As an independent contractor, Omnicare is not exclusively limited to performing services for GHC and is entitled to provide services for parties other than GHC.

7. Insurance. At all times during the term of this Master Agreement, GHC and Omnicare agree to maintain in full force and effect professional and general liability insurance in amounts that are customary in their respective industries.

8. Indemnification.

8.1 GHC shall indemnify and hold harmless Omnicare from and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, expenses, including reasonable attorney’s fees, in law or in equity, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the acts or omissions of GHC in connection with this Master Agreement.

8.2 Omnicare shall indemnify and hold harmless GHC from and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, expenses, including reasonable attorney’s fees, in law or in equity, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the acts or omissions of Omnicare in connection with this Master Agreement.

8.3 The provisions of Sections 8.1 and 8.2 shall survive termination of this Master Agreement.

9. Proprietary Items. It is expressly understood that the systems (electronic or manual), methods, procedures and written materials (not including all or any portion of information which (i) becomes generally available to the public other than as a result of a disclosure by the recipient, or (ii) was or becomes rightfully available to the recipient on a non-confidential basis from a source other than the owner; provided, that such source is not prohibited from disclosing such information to the recipient by a contractual, legal or fiduciary obligation to owner (collectively, “Confidential Information”)), employed by either GHC or Omnicare are proprietary in nature and shall remain the property of GHC or Omnicare, as the case may be. GHC and Omnicare agree not to utilize, distribute, copy, disclose to any third party or otherwise employ or acquire Confidential Information of the other party, unless prior written approval is obtained from the party owning the information, except in the performance of such party’s obligations under this Master Agreement or otherwise required by law. This provision shall survive termination of this Master Agreement.

10. Non-Competition and Non-Solicitation. Through the later of: (a) November 30, 2015 or (b) a period of two (2) years following the termination of this Master Agreement for any reason whatsoever, or any such lesser period of time that might be imposed by a court of competent jurisdiction to comply with applicable, maximum legal time periods for the restraint of trade, except with Omnicare’s prior written consent: GHC shall not, and shall cause its present and future parents, subsidiaries, Affiliates, officers, directors, successors, assigns, transferees and nominees to not, directly or indirectly, in any capacity, at any location within a state where Omnicare then does business:

10.1 communicate with or solicit any Person who is or during such period becomes a customer, prospective customer, acquisition target, employee, salesman, agent or representative of, or a consultant to, Omnicare, in any manner that interferes with such Person’s relationship with Omnicare in relation to the Restricted Business (as defined below), or in an effort to obtain any such Person as a customer, acquisition target, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business that is competitive with the Restricted Business;

10.2 market or sell, in any manner other than in furtherance of the business and interests of Omnicare, any service that is competitive with any service of the Restricted Business; or

10.3 establish, own, manage, operate, join, finance, control or be connected with, or participate in the establishment, ownership, management, operation, financing or control of, or be an agent or representative of, or be a consultant to, any Person that conducts or is engaged in a business that is competitive with the Restricted Business.

10.4 “Restricted Business” means the business of providing prescription and non-prescription medications, whether oral, IV, topical or other, pharmacy consulting services, Medicare Part B supplies and services, Medicare Part B claim filing services, durable and disposable medical supplies and equipment, and related services to long term care facilities and the patients and/or residents thereof. “Person” means any natural person, corporation, division of a corporation, partnership, limited liability partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

11. Exclusivity. Omnicare will be the sole and exclusive provider of Services to the residents at the Facilities for which Omnicare has exercised its option to service during the term of this Master Agreement, except in cases where an individual resident (either directly or by election of the resident’s responsible party or third party payor) has chosen to purchase particular Services from another provider, unless otherwise required by law or permitted by this Agreement, or as required by a third party payor with respect to residents of a Facility covered by such payor (after Facility has used its best efforts to cause such provider to utilize Omnicare). Notwithstanding the foregoing, Omnicare may notify GHC that it is unable to provide certain Services to a Facility or Facilities, in which case GHC or the Facility, as the case may be, for so long as Omnicare cannot provide such Services, may obtain the Services from an alternative provider.

12. Notices. Any notice, request, demand, consent, approval or other communication required or permitted under this Master Agreement shall be in writing and shall be deemed to have been given (i) upon actual delivery, if delivery is by hand, or (ii) upon receipt if delivery is by telecopier, or (iii) the first business day following delivery to any nationally recognized overnight delivery service, or (iv) five (5) days after it is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested. Each such notice shall be 9 sent to the respective parties at the addresses indicated below:

If to Omnicare:	Omnicare 1600 RiverCenter II 100 RiverCenter Boulevard Covington, KY 41011 Attention: Law Department

If to GHC:	Genesis HealthCare Corporation 101 East State Street Kennett Square, PA 19348 Attention: Chief Executive Officer Attention: Law Department

Any party may change its address for purposes of the Section by giving the other parties ten (10) days prior written notice in accordance with this section.

13. Access to Books and Records. Pursuant to Section 1395X(v)(1)(I) of Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four (4) years after the termination of this Master Agreement, Omnicare shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services, the Comptroller General of the United States General Accounting Office, or the applicable state agencies or departments, or any of their duly authorized representatives a copy of this Master Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Omnicare under this Master Agreement. Omnicare further agrees that in the event it carries out any of its duties under this Master Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a 12 month period, such subcontract shall contain a clause identical to that contained in the first sentence of this Section.

14. Assignment; Binding Effect; Subcontracting.

14.1 Neither Omnicare nor GHC may assign this Agreement to any other person or entity without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Omnicare may assign this Agreement upon prior written notice to GHC but without GHC’s consent if the proposed assignee is a “Qualified Provider,” defined as a provider which provides service and/or quality levels at least comparable to those currently provided by Omnicare.

14.2 Neither Omnicare nor GHC may assign any Service Agreement to any other person or entity without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that: (a) Omnicare or GHC may assign this Master Agreement or any Service Agreement to an Affiliate of Omnicare or GHC, as the case may be; (b) Omnicare may assign any Service Agreement to a joint venture of which Omnicare is a part; without the consent of, but upon prior written notice to, GHC; and (c) Omnicare may assign any Service Agreement upon prior written notice to GHC but without GHC’s consent if the proposed assignee is a Qualified Provider.

14.3 Omnicare may not subcontract any of its duties or obligations under this Agreement or any Service Agreement without the prior written consent of GHC, which consent shall not be unreasonably withheld, conditioned or delayed provided, however, that Omnicare may subcontract with an Affiliate of Omnicare, a joint venture of which Omnicare is a part, or a Qualified Provider, without the consent of, but upon prior written notice to, GHC.

14.4 Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

15. Amendments and Waivers. This Agreement may be amended, modified or varied only by agreement in writing, duly executed by the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought. The waiver of any breach of any term or condition of this Master Agreement shall not be deemed to constitute the continuing waiver of the same or any other term or condition.

16. Governing Law. This Agreement will be deemed to have been made in and its validity and interpretation shall be governed by and construed under the laws of the State of Delaware, without regard to the conflict-of-law rules of Delaware or any other state.

17. Jurisdiction. Any and all disputes arising under or related to the Agreement shall be subject exclusively to the jurisdiction of the appropriate state or federal court in the State of Delaware.

18. Headings. The captions herein have been inserted solely for convenience of reference and shall not constitute a part of this Master Agreement, nor shall they affect the meaning, construction or effect of this Master Agreement.

19. Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Master Agreement and supersedes all prior understandings, agreements or arrangements between them, including directly between a Facility and Omnicare with respect to the subject matter of this Master Agreement.

20. Severability. If any provision of this Master Agreement or the application thereof to any person or situation shall, to any extent, be held invalid or unenforceable, the remainder of this Master Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

21. Counterparts. This Agreement may be executed in two or more counterparts each of which will be deemed an original, but together will constitute one and the same instrument.

22. Program Representations. GHC and Omnicare hereby represent, warrant and covenant to each other that as of the date of this Agreement, and for the entire term and any renewal hereof, with respect to any federal health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(f)) or any State health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(h)) (collectively, the “Programs”): neither (a) the representing party; (b) any individual with a direct or indirect ownership or control interest of five percent (5%) or more of the representing party; nor (c) any director, officer, agent or employee of the representing party; has ever been debarred, suspended or excluded from any Program. Each party covenants to immediately notify the other in writing if this representation is no longer true.

23. Change in Law/Terminology.

23.1 Notwithstanding anything to the contrary contained in this Master Agreement, in the event that any applicable law or regulation, or any interpretation thereof, at any time, is modified, implemented or determined to prohibit or restrict in any way the terms of this Master Agreement, then Omnicare and GHC agree to negotiate in good faith to amend this Master Agreement and each Service Agreement in a manner consistent with such change and the intent of the parties. If the parties cannot agree on appropriate amendments to this Master Agreement in accordance with this Section 23, the parties agree to submit the matter to dispute resolution in accordance with Section 24 hereof.

23.2 If “average wholesale price,” or other descriptors of pricing in this Agreement or any Service Agreement are no longer reasonably commercially available to be utilized to determine pharmacy pricing, the parties shall promptly re-negotiate the specific pricing applicable to the Services, to a substantially equivalent amount.

23.3 If the parties cannot agree on appropriate amendments to this Master Agreement in accordance with this Section 23, the parties agree to submit the matter to dispute resolution in accordance with Section 24 hereof.

24. Dispute Resolution and Arbitration.

24.1 Agreement to Arbitrate. The procedures set forth in this Section 24 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or the commercial or economic relationship of the parties relating hereto or thereto. Each party agrees that the procedures set forth in this Section 24 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action (as defined below) in or before any Governmental Authority (as defined below), except as expressly provided in Section 24.11(c) and except to the extent provided under the Arbitration Act (as defined below) in the case of judicial review of arbitration results or awards. Each party irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal; “Governmental Authority” means any U.S. federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority; and “Arbitration Act” means the United States Arbitration Act, 9 U.S.C. Sections 1-14, as the same may be amended from time to time.

24.2 Efforts to Resolve Disputes; Mediation. It is the intent of the parties to use all reasonable efforts to negotiate and resolve expeditiously any dispute, controversy or claim between or among them that may arise from time to time on a mutually acceptable negotiated basis. The parties may, by mutual consent, retain a mediator to aid in any attempt to informally negotiate resolution of any dispute, although any opinion expressed by a mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 24.3.

24.3 Demand for Arbitration. At any time before the Applicable Deadline (as defined below), any party involved in the dispute, controversy or claim may make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration. Any Arbitration Demand Notice must be asserted within one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, such dispute, controversy or claim will be barred. Subject to Sections 24.11(c), upon delivery of an Arbitration Demand Notice prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by an Arbitration Panel in accordance with the rules set forth in this Section 24.

24.4 Arbitration Panel. When an Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim shall attempt to select a sole arbitrator satisfactory to all such parties. In the event the parties are not able jointly to select a sole arbitrator, such parties shall each appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. In the event that a sole arbitrator is not selected, the two chosen arbitrators, within 30 days after the appointment of the later of them to be appointed, will in turn choose a third arbitrator, and the three arbitrators thus chosen will constitute the arbitration panel.

24.5 Commencement and Place of Arbitration. The sole arbitrator or arbitration panel (as applicable, the “Arbitration Panel”) will meet within 30 days of the last appointment to commence the arbitration, which period may be extended upon the agreement of the arbitrators. The Arbitration Panel will set a time for the hearing of the matter which will commence no later than 90 days after the date of the last appointment. The place of any arbitration hereunder will be as agreed upon by the parties, or, if the parties are unable to agree, as set by the Arbitration.

24.6 Arbitration Hearings. The matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the Arbitration Panel deems it to be appropriate for a fair resolution of the dispute, live cross-examination or direct examination may be permitted. The Arbitration Panel shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitration hearing will be no longer than 30 full hearing days, unless in the judgment of the Arbitration Panel the matter is complex and sophisticated and thereby requires a longer time. The Arbitration Panel may set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the Arbitration Panel find to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the arbitration will not be conducted under the auspices of the CPR and the fee schedule of the CPR will not apply). To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

24.7 Arbitration Decision. The final decision of the Arbitration Panel will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. The decision of the Arbitration Panel will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum.

24.8 Discovery and Related Matters. Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery shall be conducted expeditiously, and it is intended that discovery shall be limited as compared to the provisions of the Federal Rules of Civil Procedure. Depositions shall not occur except by consent of the parties or by order of the Arbitration Panel. Disputes concerning the document production or other discovery will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the Arbitration Panel for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the Arbitration Panel will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by Applicable Law (as defined below)). Subject to the foregoing, the Arbitration Panel shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim. For the purposes of this Section 24, “Applicable Law” means any applicable federal, state, or local law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, authorization, approval, consent, license, permit or requirement of, or agreement with, any Governmental Authority.

24.9 Arbitration Panel’s Authority. The Arbitration Panel shall have full power and authority to determine issues of arbitrability and to interpret or construe the applicable provisions of this Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the Arbitration Panel shall not have any right or authority (i) in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) to modify the terms of this Agreement. It is the intention of the parties that in rendering a decision the Arbitration Panel give effect to the applicable provisions of this Agreement and follow Applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator’s award).

24.10 Confidentiality. Except as required by Applicable Law, the parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense asserted by any third party. Except as required by Applicable Law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of the arbitration or any mediation in confidence in accordance with the provisions of this Agreement, and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

24.11 Certain Additional Matters.

(a) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

(b) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such party.

(c) Prior to the time at which the Arbitration Panel are appointed, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the Arbitration Panel may dissolve, continue or modify any such order.

(d) In the event that at any time any member of the Arbitration Panel shall fail to serve as an arbitrator for any reason, the appropriate party or the two party-selected arbitrators, as the case may be, shall select a new arbitrator, in accordance with the procedures set forth in Section 24.4. The extent, if any, to which testimony previously given shall be repeated or may be relied upon based on the stenographic record (if there is one), shall be determined by the replacement arbitrator.

24.12 Continuity of Performance and Remaining Obligations. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 24 with respect to all matters not subject to such dispute, controversy or claim.

24.13 Law Governing Arbitration Procedures. The interpretation of the provisions of this Section 24, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 16 (Governing Law).

25. IHHPAA.

25.1 Privacy Rule Compliance. Omnicare, to the extent it is deemed a “Business Associate” of GHC or any Facility under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), agrees to comply with all applicable provisions of HIPAA, including the privacy provisions, as such are implemented and revised from time to time. Omnicare further agrees that it will: (i) not use or disclose Protected Health Information (“PHI”) obtained or accessible by it as a result of its performance under the Agreement other than as permitted or required by this Agreement or by law; (ii) use appropriate safeguards to prevent use of disclosure of such PHI except as permitted by the Agreement; (iii) mitigate, to the extent practicable, any harmful effect known to Omnicare of a use or disclosure of PHI by Omnicare in violation of the requirements of this Agreement; (iv) report to GHC as the “Covered Entity” under HIPAA any use or disclosure of PHI not provided for in the Agreement of which it becomes aware; (v) ensure that any agents, including subcontractors, to whom it provides PHI, or who have access to PHI, agree to the same restrictions and conditions that apply to Business Associate with respect to such PHI; (vi) make available PHI to the individual who has a right of access under State and/or Federal law or regulation; (vii) make available PHI for amendment and incorporate any amendments to PHI; (viii) make available the information required to provide an accounting of disclosures; and (ix) make its internal practices, books and records relating to the use and disclosure of PHI received or obtained from GHC, or created or received by Omnicare available to the Secretary of the Department of Health and Human Services for determining Omnicare’s compliance with Federal regulations.

25.2 Transaction and Security Regulations Compliance. To the extent the Agreement involves the exchange of information using Electronic Media in a transaction, GHC and Omnicare agree to comply with the requirements contained in 45 CFR Part 1, Section 162.915, as amended from time to time. Upon the effective date and for so long as PHI is transmitted between the parties using Electronic Media, Omnicare shall protect the integrity, privacy and availability of such PHI by implementing appropriate and commercially reasonable administrative procedures, physical safeguards, technical security services and technical security mechanisms with respect to Omnicare’s facilities, software and systems, all as required by, and more specifically set forth in, the Federal Transaction Regulations and the Federal Security Regulations.

25.3 HIPAA Termination Right. In the event that Omnicare materially breaches any of the provisions of this section 25, or declines to implement any changes that are required or reasonably requested to ensure material compliance with HIPAA and related laws and regulations, GHC may terminate the Agreement upon written notice to Omnicare in accordance with the notice and cure provisions of section 3.4 or 3.7 above, as appropriate.

25.4 Effect of Termination. Upon termination of the Agreement for any reason, Omnicare, if feasible, will return or destroy all PHI received from, or created or received by Omnicare on behalf of GHC that Omnicare still maintains in any form and retain no copies of such information or, if such return or destruction is not feasible, shall notify GHC of the condition that makes the return or destruction of PHI not feasible and shall extend the protections of this Agreement to the PHI and limit further uses and disclosures to those purposes that make the return or destruction of the PHI infeasible for so long as Omnicare maintains such PHI. The provisions of this provision shall survive the expiration or termination of the Agreement.

26. Pharmacy Audits.

26.1 Right to Audit; Obligation to Cooperate and Assist. Omnicare shall permit GHC to audit from time to time, through a third-party accounting firm or other qualified party selected by GHC (“Auditor”) at GHC’s cost (except as otherwise provided herein), during reasonable business hours, the records of Omnicare with respect to the rates charged by Omnicare for products and services provided to GHC (each “an Audit”); provided that GHC may not audit the records of Omnicare more than once during any period of one hundred eighty (180) days or later than one (1) year after the termination or expiration of this Agreement; and provided, further, that GHC shall give Omnicare not less than ten (10) days written notice of its intention to commence such an audit. Omnicare shall cooperate fully with and use its best efforts to facilitate each Audit, including without limitation by explaining to the Auditors the operation of such entities’ computerized pricing systems and assisting them in accessing the information they request, through appropriately qualified managerial and supervisory personnel.

26.2 Audit Adjustments; Arbitration of Disputes. In the event that GHC believes, as the result of any Audit or otherwise, that Omnicare has charged GHC prices which are higher than those specified in this Agreement, then GHC may notify Omnicare of such fact and the parties shall meet and review the information which GHC believes indicates the same. If the parties agree that the prices charged exceeded those which are called for by this Agreement, then Omnicare shall (i) within five (5) business days thereafter, correct its pricing, (ii) refund the amount of any overcharges, plus interest on such overcharges at the rate of 1 % per month from the date GHC paid such amount to the date such refund is actually received by GHC (or, as applicable, credit outstanding accounts receivable retroactive to the date of the original charge), and (iii) if such overcharges represent five percent (5%) or more of the total charges to GHC, reimburse GHC for all reasonable costs and fees of the Auditor in conducting such Audit. In the event that the parties are unable to agree upon whether there were any overcharges or the amount(s) of same, either party may submit such dispute to arbitration under the terms described in section 24 hereof. Within five (5) days after any Arbitration decision determining that overcharges did occur, Omnicare shall within five (5) business days thereafter (i) correct their pricing, (ii) refund to GHC the amount of any overcharges, plus interest on such overcharges at the rate of 1 % per month from the date GHC paid such amount to the date such refund is actually received by GHC (or, as applicable, credit outstanding accounts receivable retroactive to the date of the original charge), and (iii) if such overcharges represent five percent (5%) or more of the total charges to GHC, reimburse GHC for all reasonable costs and fees of the Auditor in conducting such Audit.

26.3 Confidentiality. Information obtained in any Audit shall be deemed Confidential Information of Omnicare, and shall be held in confidence by GHC in accordance with Section 9 above. The Auditor shall be required to execute a confidentiality agreement containing customary terms and conditions for the benefit of Omnicare and GHC. In connection with the Price Adjustment, GHC shall not be entitled to learn the identity of or other details relating to Omnicare’s 5 largest customers, but that information will be provided to the Auditor, if any.

27. Wisconsin Facilities. GHC operates, directly or indirectly, 2 facilities in the state of Wisconsin, described in an addendum to Exhibit “B” hereof (the “Wisconsin Facilities”). The parties acknowledge that: (a) the SNF beds at the Wisconsin Facilities (the “Wisconsin Beds”) are not included in the bed count in section 2.5.1 above; (b) the Wisconsin Beds shall not be included in the calculation of the Pricing Reduction as described in section 2.5 hereof; (c) the termination of the Service Agreements at the Wisconsin Facilities shall not count toward the limitation on dispositions described in section 3.9 hereof, and the liquidated damages described in section 5 hereof shall not apply, except to the extent that: (i) the Wisconsin Facilities are sold and the buyer does not enter into at least 5 year contracts with Omnicare at comparable pricing; or (ii) GHC terminates the Service Agreements at the Wisconsin Facilities and engages a replacement provider of Services.

28. Special Provision Relating to Maryland and Delaware Facilities. Omnicare agrees to permit any Facility located in Maryland or Delaware to change its election in its Facility Agreement from “Medicare Part B Supplies and Services” to “Medicare Part B Claim Filing Services.”

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Master Agreement as of the day and year first written above.

Omnicare, Inc.
By:	/s/ Pat Keefe

Name: Pat Keefe Title: Executive VP

Genesis HealthCare Corporation
By:	/s/ George V. Hager, Jr.

Name: George V. Hager, Jr. Title: CEO

EXHIBIT “A”

SERVICE AGREEMENT

Exhibit “B”

Facilities

Center Name	Address	Licensee
Abington Manor	100 Edella Road, Clarks Summit, PA 18411	Edella Street Associates
Academy Manor	89 Morton Street, Andover, MA 01810	Academy Nursing Homes Inc.
Ansted Center	106 Tyree Street, P.O. Drawer 400, Ansted, WV 25812-9800	Genesis Health Ventures of West Virginia, Limited Partnership
Apple Valley Center	400 Groton Road, Ayer, MA 01432	The Apple Valley Limited Partnership
Arbor Glen Center	Pompton Avenue & East Lindsley Road, Cedar Grove, NJ 07009	Pompton Care, LLC
Atrium Village	4730 Atrium Court, Owings Mills, MD 21117	Genesis Atrium Limited Liability Company
Bel-Aire Center	35 Bel-Aire Drive, Newport, VT 05855	Providence Health Care, Inc.
The Belvedere Center, Genesis HealthCare	2507 Chestnut Street, Chester, PA 19013	Genesis Eldercare Centers-Belvedere, Inc.
Berkshire Center	5501 Perkiomen Avenue, Reading, PA 19606	Berks Nursing Homes, Inc.
Berkshire Commons, Genesis ElderCare Network	5485 Perkiomen Avenue, Reading, PA 19606	Assisted Living Association of Berkshire Inc.
Brakeley Park Center	290 Red School Lane, Phillipsburg, NJ 08865	Northwest Total Care Center Associates, L.P.
Brandywine Hall	800 West Miner Street, West Chester, PA 19382	Geriatric and Medical Services, Inc.
Brightwood Center	515 Brightfield Road, Lutherville, MD 21093	Greenspring Meridian Limited Partnership
Brightwood Center – WV	840 Lee Road, Follansbee, WV 26037	Brightwood Property, Inc.
Brinton Manor	549 Baltimore Pike, Glen Mills, PA 19342	Brinton Manor, Inc.
Burlington Woods	115 Sunset Road, Burlington, NJ 08016	Burlington Woods Convalescent Center, Inc.
Canterbury Center	80 Maddex Drive, Shepherdstown, WV 25443	Canterbury of Shepherdstown, Limited Partnership
Care Haven Center	2720 Charles Town Road, Martinsburg, WV 25405	Berkeley Haven Limited Partnership
Catonsville Commons	16 Fusting Avenue, Baltimore, MD 21228	Meridian Health, Inc.
Cedar Ridge Center	302 Cedar Ridge Road, Sissonville, WV 25320	Glenmark Associates, Inc.
Chapel Manor	1104 Welsh Road, Philadelphia, PA 19115	Genesis Eldercare Centers-Chapel Manor Inc.

Chesapeake Woods Center	525 Glenburn Avenue, Cambridge, MD 21613	Meridian Healthcare, Inc.
Cinnaminson Center	1700 Wynwood Drive, Cinnaminson, NJ 08077	Roephel Convalescent Center, LP
Coolidge House	30 Webster Street, Brookline, MA 02446	ADS/Multicare, Inc.
Cooper River West	5101 North Park Drive, Pennsauken, NJ 08109	Geriatric and Medical Service, Inc.
Corsica Hills Center	205 Armstrong Avenue, P.O. Box 50, Centreville, MD 21617	Meridian Health, Inc.
Country Village Center, Genesis HealthCare	91 Country Village Road, Box 441, Lancaster, NH 03584	McKerley Health Care Centers, Inc.
Courtyard Nursing Care Center	200 Governors Avenue, Medford, MA 02155	Courtyard Nursing Care Center Partnership
Cranbury Center	292 Applegarth Road, Monroe Township, NJ 08831	Health Resources of Cranbury, LLC
Crestview Center	262 Toll Gate Road, Langhorne, PA 19047-1377	Crestview North, Inc.
Cromwell Center	8710 Emge Road, Baltimore, MD 21234	Meridian Valley Limited Partnership
Dawn View Center	Diane Drive, P.O. Box 686, Fort Ashby, WV 26719	Dawn View Manor, Inc.
Fairview Care Center of Bethlehem Pike	184 Bethlehem Pike, Philadelphia, PA 19118	Geriatric and Medical Services Inc.
Fairview Care Center of Paper Mill Road	850 Paper Mill Road, Glenside, PA 19038	Geriatric & Medical Services, Inc.
Fox Hill Center	22 South Street, Rockville, CT 06066	Health Resources of Rockville, Inc.
Frank.lin Woods Center	9200 Franklin Square Drive, Baltimore, MD 21237	Franklin Square/Meridian Health Care Nursing Home Limited Partnership
Garden Spring Center	1113 North Easton Road, Willow Grove, PA 19090	Healthcare Resources Corp.
Glendale Center	4 Hazel Avenue, Naugatuck, CT 06770-0150	Genesis Health Ventures of Naugatuck, Inc.
Grand Islander Center	333 Green End Avenue, Middletown, RI 02842	Health Resources of Middletown (RI), Inc.
Grandview Center	100 Chambers Street, Cumberland, RI 02864	Health Resources of Cumberland, Inc.
Granite Ledges of Concord	151 Langley Parkway, Concord, NH 03301	Capital Region/Genesis ElderCare L. L. C.
Groton Regency Center	1145 Poquonnock Road, Groton, CT 06340	Health Resources of Groton, Inc.
Hamilton Arms Center	336 South West End Avenue, Lancaster, PA 17603-5043	Geriatric & Medical Services, Inc.
Hammonds Lane Center	613 Hammonds Lane, Brooklyn Park, MD 21225	Meridian Health, Inc.
Harrington Court	59 Harrington Court, Colchester, CT 06415	Health Resources of Colchester, Inc.

Harris Hill Center, Genesis HealthCare	20 Maitland Street, Concord, NH 03301	McKerley Health Care Centers, Inc.
Harston Hall	350 Haws Lane, Flourtown, PA 19031	Genesis Eldercare Centers-Harston, Inc.
Heritage at Danvers	9 Summer Street, Danvers, MA 01923	Heritage at Danvers, LLC
Heritage at Dartmouth	239 Cross Road, North Dartmouth, MA 02747	Dartmouth Assisted Living, LLC
Heritage at Dover	1203 Walker Road, Dover, DE 19904	Dover ALF Limited Liability Company
Heritage at Milford	500 South Dupont Boulevard, Milford, DE 19963	Milford ALF, Limited Liability Company
Heritage Center	7232 German Hill Road, Dundalk, MD 21222	Meridian Health, Inc.
Heritage Center	101 13th Street, Huntington, WV 25708	HRWV of Huntington, Inc.
Heritage Hall East	464 Main Street, Agawam, MA 01001	Genesis Health Ventures of Massachusetts Inc.
Heritage Hall North	55 Cooper Street, Agawam, MA 01001	Genesis Health Ventures of Massachusetts, Inc.
Heritage Hall South	65 Cooper Street, Agawam, MA 01001	Genesis Health Ventures of Massachusetts Inc.
Heritage Hall West	61 Cooper Street, Agawam, MA 01001-0325	Genesis Health Ventures of Massachusetts, Inc.
Heritage Manor	841 Merrimack Street, Lowell, MA 01854	ASL, Inc.
Heritage Woods	462 Main Street, Agawam, MA 01001	Genesis Health Ventures of Massachusetts Inc.
Highgate at Paoli Pointe	600 Paoli Pointe Drive, Paoli, PA 19301	Geriatric and Medical Services
Hillcrest Center	1245 Church Road, Wyncote, PA 19095	Crestview Convalescent Home, Inc.
Hillside Center	810 South Broom Street, Wilmington, DE 19805	Genesis Properties of Delaware Limited Partnership
Hilltop Center	Saddle Shop Road, P.O. Box 125, Hilltop, WV 25855	Hilltop Health Care Center, Inc.
Holly Manor Center	84 Cold Hill Road, Mendham, NJ 07945	Encare of Mendham, LLC
Holton Point	63 Country Village Road, Lancaster, NH 03584	McKerley Health Care Centers Inc.
Homewood Center	6000 Bellona Avenue, Baltimore, MD 21212-2922	Meridian Edgewood Limited Partnership
Hopkins Center	8100 Washington Avenue, Wyncote, PA 19095	The Straus Group – Hopkins House, LP
Inglemoor Center	333 Grand Avenue, Englewood, NJ 07631	Health Resources of Englewood, LLC
Jersey Shore Center	3 Industrial Way East, Eatontown, NJ 07724	Health Resources of Eatontown, LLC

Keene Center, Genesis HealthCare	677 Court Street, Keene, NH 03431	McKerley Health Care Centers Inc.
Kent Regency Center	660 Commonwealth Avenue, Warwick, RI 02886	Health Resources of Warwick, Inc.
Keystone Center	44 Keystone Drive, Leominster, MA 01453	Keystone Nursing Home, Inc.
Kimberly Hall North	One Emerson Drive, Windsor, CT 06095	Genesis Health Ventures of Bloomfield, Inc.
Kimberly Hall South	One Emerson Drive, Windsor, CT 06095	Genesis Health Ventures of Bloomfield, Inc.
Knollwood Manor	899 Cecil Avenue South, Millersville, MD 21108	Knollwood Manor, Inc.
Kresson View Center	2601 Evesham Road, Voorhees, NJ 08043	Geriatric and Medical Services, Inc.
La Plata Center	1 Magnolia Drive, La Plata, MD 20646	Meridian Healthcare, Inc.
Laconia Center, Genesis HealthCare	175 Blueberry Lane, Laconia, NH 03246	McKerley Health Care Centers, Inc.
Lafayette Center, Genesis HealthCare	93 Main Street, Franconia, NH 03580	McKerley Health Care Centers, Inc.
Laurel Center, Genesis HealthCare	480 Donald Street, Bedford, NH 03110	McKerley Health Care Centers, Inc.
Laurel Center	125 Holly Road, Hamburg, PA 19526	Laurel Health Resources, Inc.
Laurel Ridge Center	75 Hickle Street, Uniontown, PA 15401	GMA Uniontown, Inc.
Layhill Center	3227 Bel Pre Road, Silver Spring, MD 20906	Meridian Healthcare, Inc.
Lebanon Center, Genesis HealthCare	24 Old Etna Road, Lebanon, NH 03766	McKerley Health Care Centers, Inc.
Lehigh Center	1718 Spring Creek Road, Macungie, PA 18062	Lehigh Nursing Homes, Inc.
Lehigh Commons	1680 Spring Creek Road, Macungie, PA 18062	Assisted Living Association of Lehigh Inc.
Liberty Court	1526 Lombard Street, Philadelphia, PA 19146	Geriatric and Medical Services Inc.
Loch Raven Center	8720 Emge Road, Baltimore, MD 21234	Meridian Valley View Limited Partnership
Logan Center	P.O. Box 540, Route 10, Three Mile Curve, Logan, WV 25601	Glenmark Limited Liability Company
Long Green Center	115 East Melrose Avenue, Baltimore, MD 21212	Meridian Health, Inc.
Lopatcong Center	390 Red School Lane, Phillipsburg, NJ 08865	Geriatric and Medical Services, Inc.
Madison Center	625 State Highway 34, Matawan, NJ 07747	Health Resources of Emery, LLC
Madison Rehabilitation and Nursing Center	161 Bakersridge Road, Morgantown, WV 26505	GMA Madison, Inc.
Magnolia Center	8200 Good Luck Road, Lanham, MD 20706	Magnolia Gardens, Limited Liability Corporation

Maple Glen Center	12-15 Saddle River Road, Fair Lawn, NJ 07410	Health Resources of Fair Lawn, LLC
Marcella Center	2305 Rancocas Road, Burlington, NJ 08016	Health Resources of Marcella, Inc.
Mercerville Center	2240 Whitehorse-Mercerville Road, Mercerville, NJ 08619	Breyut Convalescent Center, LLC
Meriden Center	845 Paddock Avenue, Meriden, CT 06450	Mabri Convalescent Center
Mifflin Center	500 East Philadelphia Avenue, Shillington, PA 19607	Philadelphia Avenue Associates
Mifflin Court	450 East Philadelphia Avenue, Shillington, PA 19607	Philadelphia Avenue Associates
Miletree Center	825 Summit Street, Spencer, WV 25276	Glenmark Associates, Inc.
Milford Center	700 Marvel Road, Milford, DE 19963	Genesis Properties of Delaware Limited Partnership
Millville Center	54 Sharp Street, Millville, NJ 08332	Millville Meridian, LP
Morris Hills Center	77 Madison Avenue, Morristown, NJ 07960	Health Resources of Morristown, Inc.
Morrisville Center, Genesis HealthCare	72 Harrell Street, Morrisville, VT 05661	McKerley Health Care Centers, Inc.
Mountain Ridge Center, Genesis HealthCare	7 Baldwin Street, Franklin, NH 03235	McKerley Health Care Centers, Inc.
Mountain View Center, Genesis HealthCare	9 Haywood Avenue, Rutland, VT 05701	McKerley Health Care Centers, Inc.
Multi-Medical Center	7700 York Road, Towson, MD 21204	Meridian Healthcare, Inc.
North Cape Center	700 Town Bank Road, North Cape May, NJ 08204	North Cape Convalescent Center Associates, LP
Oak Ridge Center	1000 Association Drive, North Gate Business Park, Charleston, WV 25311	HR of Charleston, Inc.
The Oaks	240 Barker Road, Wyncote, PA 19095	Wyncote Healthcare Corporation
Orwigsburg Center	1000 Orwigsburg Manor Drive, Orwigsburg, PA 17961	Senior Living Ventures, Inc.
Palm Manor	40 Parkhurst Road, Chelmsford, MA 01824	ADS Palm Chelmsford, Inc.
Park Place Center	2 Deer Park Drive, Monmouth Junction, NJ 08852	Health Resources of South Brunswick, LLC
Pennsburg Manor	530 Macoby Street, Pennsburg, PA 18073	Genesis Eldercare Centers-Pennsburg, Inc.
Pennypack Center	8015 Lawndale Street, Philadelphia, PA 19111	Encare of Pennypack, Inc.
Perring Parkway Center	1801 Wentworth Road, Baltimore, MD 21234	Meridian Perring, Limited Partnership
Phillipsburg Center	843 Wilbur Avenue, Phillipsburg, NJ 08865	Geriatric and Medical Services, Inc.
The Pines, Genesis ElderCare Network	610 Dutchman’s Lane, Easton, MD 21601	Meridian Health, Inc.

Pleasant View Center, Genesis HealthCare	239 Pleasant Street, Concord, NH 03301	McKerley Health Care Centers, Inc.
Pleasant View Retirement	227 Pleasant Street, Concord, NH 03301	McKerley Health Care Centers
Pocahontas Center	Stillwell Road, Route 1, Box 500, Marlinton, WV 24954	Pocahontas Continuous Care Center, Inc.
Potomac Center, Genesis ElderCare Network	1785 South Hayes Street, Arlington, VA 22202	Crystal City Nursing Center, Inc.
Prescott House	140 Prescott Street, North Andover, MA 01845	Prescott Nursing Home, Inc.
Quakertown Center	1020 South Main Street, Quakertown, PA 18951	The Straus Group – Quakertown Manor, Limited Partnership
Raleigh Center	1631 Ritter Drive, P.O. Box 741, Daniels, WV 25832	Raleigh Manor, Limited Partnership
Ravenswood Village, Genesis ElderCare Network, LLC	200 South Ritchie Avenue, Ravenswood, WV 26164	Glenmark Limited Liability Company
Ridgewood Center, Genesis HealthCare	25 Ridgewood Road, Bedford, NH 03110-6511	McKerley Health Care Centers, Inc.
Ridgewood Center	330 Franklin Turnpike, Ridgewood, NJ 07450	Health Resources of Ridgewood, LLC
Rittenhouse Pine Center	1700 Pine Street, Norristown, PA 19401	Geriatric and Medical Services, Inc.
Riverstreet Manor	440 North River Street, Wilkes-Barre, PA 18702	River Street Associates
Riverview Ridge	300 Courtright Street, Wilkes-Barre, PA 18702	Genesis Health Ventures of Wilkes-Barre, Inc
Rose View Center	1201 Rural Avenue, Williamsport, PA 17701	Roseview Manor Inc.
Rose View Court	1251 Rural Avenue, Williamsport, PA 17701	Rose View Manor Inc.
Rosewood Center	8 Rose Street, Grafton, WV 26354	Rest Haven Nursing Home, Inc.
Salisbury Rehabilitation and Nursing Center	200 Civic Avenue, Salisbury, MD 21804	Peninsula Regional/Genesis ElderCare, Limited Liability Corporation
Salmon Brook Center	72 Salmon Brook Drive, Glastonbury, CT 06033	Health Resources of Glastonbury, Inc.
Sanatoga Center	225 Evergreen Road, Pottstown, PA 19464	DELM Nursing, Inc.
Sanatoga Court	227 Evergreen Road, Pottstown, PA 19464	Assisted Living Associate of Sanatoga, Inc
Sarah Brayton Nursing Care Center	4901 North Main Street, Fall River, MA 02720	Sarah Brayton General Partnership
Schuylkill Center	1000 Schuylkill Manor Road, Pottsville, PA 17901	Schuylkill Nursing Homes, Inc.
Seaford Center	1100 Norman Eskridge Highway, Seaford, DE 19973	Genesis Properties of Delaware, Limited Partnership

Severna Park Center	24 Truckhouse Road, Severna Park, MD 21146	Meridian Health, Inc.
Shenandoah Health Village Center	70 Prospect Avenue, Charles Town, WV 25414	Markglen, Inc.
Silver Lake Center	1080 Silver Lake Boulevard, Dover, DE 19904	Dover Health Care Associates , Inc.
Silver Stream Center	905 Penllyn Pike, P.O. Box 397, Spring House, PA 19477	Geriatric and Medical Services, Inc.
Sistersville Center	201 Wood Street, Sistersville, WV 26175	Sistersville Haven Limited Partnership
Skyview Center	35 Marc Drive, Wallingford, CT 06492	Health Resources of Wallingford, Inc.
Somerset Ridge Center	455 Brayton Avenue, Somerset, MA 02726	Somerset Ridge Limited Partnership
Somerton Center	650 Edison Avenue, Philadelphia, PA 19116	Geriatric and Medical Services, Inc.
Southern Ocean Center	1361 Route 72 West, Manahawkin, NJ 08050	Stafford Convalescent Center, Inc.
Spa Creek Center	35 Milkshake Lane, Annapolis, MD 21403	Meridian Healthcare, Inc.
Summit Ridge Center	20 Summit Street, West Orange, NJ 07052	Health Resources of West Orange, LLC
Sutton Hill Center	1801 Turnpike Street, North Andover, MA 01845	Nursing & Retirement Center of the Andovers, Inc.
Teays Valley Center	590 North Poplar Fork Road, Hurricane, WV 25526	Teays Valley Haven Limited Partnership
Troy Hills Center	200 Reynolds Avenue, Parsippany, NJ 07054	S.T.B. Investors, LTD
Valley Center	1000 Lincoln Drive, South Charleston, WV 25309	Glenmark Limited Liability Company, Inc.
Voorhees Center	3001 Evesham Road, Voorhees, NJ 08043	Meridian Healthcare, Inc.
Wachusett Manor	32 Hospital Hill Road, Gardner, MA 01440	Health Resources of Gardner, Inc.
Waterview Center	536 Ridge Road, Cedar Grove, NJ 07009	Health Resources of Cedar Grove, Inc.
Westfield Center	1515 Lamberts Mill Road, Westfield, NJ 07090	Meridian Healthcare, Inc.
Westford House	3 Park Drive, Westford, MA 01886	Westford Nursing and Retirement Center Limited Partnership
Westwood Center	Westwood Medical Park, Bluefield, VA 24605	Providence Health Care, Inc.
White Sulphur Springs Center	Route 92, P.O. Box 249, White Sulphur Springs, WV 24986	Glenmark Limited Liability Company, Inc.
Willow Manor	30 Princeton Boulevard, Lowell, MA 01851	Willow Manor Nursing Home, Inc.
Willow Ridge Center	3485 Davisville Road, Hatboro, PA 19040	Montgomery Nursing Homes, Inc.
Willowbrook Assisted Living Community	150 Edella Road, Clarks Summit, PA 18411	Edella Street Associates
Willows Center	723 Summers Street, Parkersburg, WV 26101	The House of Campbell, Inc.
Woodmont Center	11 Dairy Lane, P.O. Box 419, Fredericksburg, VA 22404	Genesis Eldercare National Centers, Inc.
Woodside Center	9101 Second Avenue, Silver Spring, MD 20910	Meridian Healthcare, Inc.
Total Number of Beds

Exhibits

Omnicare

Pricing Schedule A

Effective Date - July 1, 2006

(Source of Average Wholesale Price (AWP) is First Data Bank)

28. Therapy/Service	Provider Charge

Oral/Topical/IV Push/IM/other non-IV legend medications billed to facility (Medicare A, Managed Care, non covered Medicare D, Hospice, non-covered Medicaid or any medication billed directly to the Facility)

Brand name products - [XXXX] Generic products - [XXXX]
OTC medications	[XXXX]% of AWP If no AWP is available OmniCare acquisition price x [XXXX]%
IV Hydration	Per Diem Rate: $[XXXX] per patient day
TPN (Includes dextrose, standard amino acids, electrolytes & trace elements) or Procalamine:	[XXXX] mls - $ [XXXX] mls - $ [XXXX] mls - $	[XXXX] per patient day [XXXX] per patient day [XXXX] per patient day

Additives for TPN (i.e. Vitamins, heparin, Zofran, insulin, Zantac, Pepcid, etc.)	Brand products = [XXXX] Generic products = [XXXX]
All other Intermittent Infusion Therapies (i.e. antibiotics, anti-infectives, intermittent chemotherapy, steroids, IV pumps and miscellaneous medications)	Brand products = [XXXX] Generic products = [XXXX]
All Infusion Supplies	[XXXX]% of AWP If no AWP [XXXX]% of OmniCare Acquisition Price

IV Delivery Systems	Stationary Pump – $[XXXX] per patient day Ambulatory Pump – $[XXXX] per patient day Elastomeric Devices – $[XXXX] per patient day
IV Midline Insertion	$[XXXX] per insertion plus supplies Plus [XXXX]% per insertion for nights, weekends & holidays
IV PICC Insertion	$[XXXX] per insertion plus supplies Plus [XXXX]% per insertion for nights, weekends & holidays
Nursing IV Certifications (C.E.U.s)	See Attached Schedule B for details
Nursing Professional Services	See Attached Schedule B for Details
Standard Pharmacy consulting Services	$[XXXX] per bed per month
Additional Pharmacy Consulting Services	$[XXXX] per hour
Clinical Records Fee	$[XXXX] per bed per month
Emergency Box Utilization	Per above schedule

After hours non-emergency deliveries:

•         Routine refill due to Facility error

•         Replace Lost Med Cart Key

•         Non-emergency equipment requests

•         Floor stock / OTC orders

•         Healthcare supply orders

•         Emergency kit exchanges

•         Service to a resident not selecting OmniCare as primary provider

$[XXXX] each delivery

Omnicare

Pricing Schedule B

Clinical Education and Professional Services

Clinical Education:

Course Listing:	Contact Hours:	Charges:
Peripheral IV Therapy	19.4	$[XXXX]
Total Parenteral Nutrition	2.6	$[XXXX]
Care and Maintenance of Central Lines	5.0	$[XXXX]
Pain Management	4.8	$[XXXX]
Infusion Review Class	6.3	$[XXXX]
Chemotherapy: Nursing Considerations		$[XXXX]
Administration of Blood Products		$[XXXX]
Midline Insertion		$[XXXX]
Peripheral Phlebotomy		$[XXXX]

Professional Services:	Charge:*

Peripheral Insertion or Attempt	$[XXXX]
Midline/PICC Assessment Only	$[XXXX]
Midline Insertion or Attempt	$[XXXX]
PICC Insertion or Attempt	$[XXXX]
Remove PICC/Non-Tunneled Catheter	$[XXXX]
Access or De-Access Implanted Port	$[XXXX]
Declot Central Catheters	$[XXXX]
Repair Central Catheters	$[XXXX]
*20% surcharge for nights/weekends/holidays